Exhibit 99.1

PSB Announces 3rd Quarter Earnings of $.66 Per Share

Wausau, Wisconsin [OTCBB:PSBQ.OB] – Peter W. Knitt, President and CEO of PSB Holdings, Inc. (“PSB”) and Peoples State Bank (“Peoples”) announced improved September 2007 quarterly earnings per share of $.66 on net income of $1,021,000, up from $.64 per share on net income of $1,008,000 in the recent June 2007 quarter, and up from $.60 per share on net income of $965,000 in the third quarter of 2006.  Year to date earnings per share through September 2007 were $1.79 on net income of $2,828,000 compared to $1.53 per share on net income of $2,554,000 through September 2006, an increase of 17.0% in earnings per share.

Prior year earnings during the nine months ended September 2006 were reduced from recording an interest rate swap at fair value without the ability to offset the liability against the hedged certificate of deposit.  The $10 million variable rate swap liability was prepaid in the March 2007 quarter with a final payment of $115,000.  Year to date earnings per share before the impact of marking the swap to fair value and all related swap settlement payment expense would have been $1.78 and $1.61 in 2007 and 2006, respectively.

Return on average assets based on net income for the quarter and nine months ended September 30, 2007 was .79% and .75%, respectively.  Return on average assets based on net income for the quarter and nine months ended September 30, 2006 was .76% and .68%, respectively.

Return on average stockholders’ equity based on net income for the quarter and nine months ended September 30, 2007 was 11.70% and 10.83%, respectively.  Return on equity based on net income for the quarter and nine months ended September 30, 2006 was 11.48% and 9.73%, respectively.  Book value per share was $22.90 at September 30, 2007 compared to $21.42 for the same date a year ago, an increase of 7.0%.

Assets at September 30, 2007 were $513.2 million, compared to $501.8 million at December 31, 2006, and $500.7 million at September 30, 2006.  Total loans receivable were $380.5 million at September 30, 2007 compared to $369.7 million at December 31, 2006 and $370.0 million at September 30, 2006.  Loan growth of $10.8 million since December 31, 2006 was funded by a decrease in cash and cash equivalents of $10.9 million during the nine months ended September 30, 2007.

Total deposits of $400.1 million at September 30, 2007 increased $8.7 million from December 31, 2006, and increased $7.7 million since September 30, 2006.  However, these increases were driven by two unrelated customers whose $12.8 million in increased deposits are not expected to be retained beyond 2007.  At September 30, 2007, PSB had invested $10.0 million of these funds in short-term secured and unsecured commercial paper issued by Wisconsin based companies which are classified as securities available for sale.  None of these commercial paper investments are tied to sub-prime mortgage activities.

PSB’s provision for loan losses was $120,000 in the third quarter of both 2007 and 2006.  Year to date provision for loan losses was $360,000 and $375,000 for the nine months ended September 30, 2007 and 2006, respectively.  Annualized net charge-offs (recoveries) were .02% and (.04%) during the September 2007 and 2006 quarters, respectively.  Year to date annualized net charge-offs were .00% and .06% through September 2007 and 2006, respectively.

At September 30, 2007, the allowance for loan losses was 1.25% of total loans ($4,829,000), compared to 1.17% (4,370,000) a year earlier.  Nonperforming loans were 1.13% of total loans at September 30, 2007, 1.14% at December 31, 2006, and 1.15% at September 30, 2006.  Existing nonaccrual loans are spread over unrelated borrowers, with the top five largest nonaccrual relationships totaling $1.2 million principal in the aggregate (33% of total nonaccrual balances).  PSB applies all payments received on nonaccrual loans to principal until the loan is returned to accrual status.  The following table summarizes non-performing assets as of period end:

Non-Performing Assets as of	September 30,		December 31,
(dollars in thousands)	2007	2006	2006

Nonaccrual loans	$ 3,683	$ 4,306	$ 4,281
Accruing loans past due 90 days or more	–	–	–
Restructured loans not on nonaccrual	657	1	–

Total nonperforming loans	4,340	4,307	4,281
Foreclosed assets	378	1,111	464

Total nonperforming assets	$ 4,718	$ 5,418	$ 4,745

Nonperforming loans as a % of gross loans	1.13%	1.15%	1.14%
Total nonperforming assets as a % of total assets	0.92%	1.08%	0.95%

Tax adjusted net interest margin was 3.05% during the September 2007 quarter compared to 3.22% in the June 2007 quarter and 2.99% during the September 2006 quarter.  Loan yields during the June 2007 quarter benefited from a large loan prepayment penalty as well as deferred interest income upon repayment of a separate large nonaccrual loan.  Quarterly June 2007 net interest margin would have been 3.13% before these special items.  The September 2007 quarterly net margin declined to 3.05% compared to the June 2007 quarter as loan yields (before the benefit in June 2007 from the special items) increased just .02% to 7.11% while interest-bearing non-maturity deposit costs increased .12% to 3.32%.  Year to date net margin was 3.13% through September 2007 compared to 3.05% through the nine months ended September 2006.

Savings and demand deposit interest costs increased during the September 2007 quarter as some existing customers moved funds out of low rate “core” savings and noninterest bearing demand deposits into PSB’s new Rewards Checking account.  During June 2007, PSB introduced Rewards Checking as part of a long-term program to attract local depositors and cross-sell other retail products.  Rewards Checking currently pays an above market interest rate of 6.01% annual percentage yield on the first $25,000 to customers meeting account usage requirements including debit card usage, e-banking, and ACH deposit or payment.  Debit card interchange income, overdraft fee income, and increased technology efficiencies lower the overall net cost of the deposit to levels less than equivalent wholesale funding.  Rewards Checking is expected to become a significant funding source for PSB going forward.

During 2005, PSB entered into a $10 million interest rate swap (receive fixed, pay variable payments) to hedge the interest rate risk inherent in a fixed rate certificate of deposit that was later determined to not qualify for hedge accounting.  Eliminating the application of fair value hedge accounting in March 2006 caused PSB to mark the swap liability to fair value and generated a charge against noninterest income.  Following a decline in interest rates (which lowered the swap liability), this swap was prepaid in the March 2007 quarter with a final payment of $115,000 (swap final maturity was in October 2008).  Changes in the fair value of the swap liability and the monthly settlement payments were recorded as reductions to noninterest income.  The table below summarizes swap expense for the periods ended September 30 before income tax effects:

Interest Rate Swap Net Expense	Three months ended		Nine months ended
(dollars in thousands)	September 30,		September 30,
	2007	2006	2007	2006

Net monthly settlement expense	$ –	$ 29	$ 15	$ 57
Net change in unrealized fair value liability	–	(135)	(32)	167

Total swap (income) expense during the period	$ –	$ (106)	$ (17)	$ 224

Total noninterest income for the quarter ended September 30, was $927,000 and $912,000 in 2007 and 2006, respectively.  However, the September 2006 quarter contained several special items impacting non-interest income including the swap previously described.

Following a decision not to enter a nearby market with a stand alone de novo banking location, vacant land held for branching was sold during the September 2006 quarter for a gain of $389,000 ($236,000 after tax expense).

In response to falling long-term market rates in September 2006 and the ability to offset a securities loss against the one-time gain on sale of land held for branching, PSB sought to restructure their balance sheet for higher future earnings and to reduce interest rate sensitivity to falling rates by selling low yielding securities for a loss and reinvesting in longer-term higher yielding securities.  During the September 2006 quarter, PSB sold $17 million of securities which generated a loss of $472,000 ($303,000 after tax benefits).  Approximately $11 million of the sales proceeds were reinvested in higher coupon securities with the remainder of the funds used to repay wholesale funding.

If the impact to noninterest income from the special items during September 2006 were excluded, noninterest income would have been $927,000 in the September 2007 quarter and $889,000 in the September 2006 quarter.  Total noninterest income for the nine months ended September 30, was $2,769,000 and $2,411,000 in 2007 and 2006, respectively.  If the impact from special items as described above was excluded, noninterest income would have been $2,752,000 through September 2007 compared to $2,718,000 through September 2006.  Year to date, a decline in deposit service fees of $63,000 has been offset by increased debit card interchange income of $66,000.

Salaries and employee benefits expense continues to run at levels less than or equal to the prior year, totaling $1,648,000 and $5,159,000 for the quarter and nine months ended September 30, 2007, respectively, compared to $1,642,000 and $5,248,000 for the same periods in the prior year.  Lower employee health insurance expense has been a significant driver to lower costs, with year to date savings through September 2007 of $91,000 compared to 2006.  Savings were achieved from more active management of self-funded plan expenses, moderately higher benefit deductibles, and a lower number of employee claims.  This level of savings is not expected to continue for the remainder of 2007.  Salaries and benefits expenses have also benefited from operational efficiencies delivered by a smaller employee base, which has declined from 139 full-time equivalent employees (FTE) at December 31, 2006 to 129 at September 30, 2007.

Expenses other than salaries and benefits totaled $1,227,000 in the September 2007 quarter compared to $1,142,000 in the September 2006 quarter, an increase of $85,000. Year to date expenses other than salaries and benefits totaled $3,822,000 through September 2007 compared to $3,522,000 through September 2006, an increase of $300,000.  Ongoing efforts related to initial year compliance with Section 404 of the Sarbanes-Oxley Act (“SOX 404”) have increased operating costs by $21,000 and $130,000 during the quarter and nine months ended September 30, 2007, respectively. In addition, PSB recorded a long-term donation commitment for a qualifying community reinvestment project during 2007 totaling $47,000.  Before the SOX 404 costs and the donation commitment, year to date September 2007 operating expenses other than salaries and benefits increased $123,000, or 3.5% led by information technology and marketing costs.

At the April 17, 2007 annual stockholders’ meeting, PSB announced its intent to repurchase 40,000 shares (approximately 2.5% of outstanding shares) from time to time during the remainder of 2007 at current market prices.  During the September 2007 quarter, this buyback was completed when 15,000 shares were repurchased at an average price of $28.60 per share.  In addition, 9,000 shares were repurchased at an average price of $28.56 to offset shares issued to satisfy exercised PSB stock options.  Year to date through September 30, 2007, PSB repurchased a total of 59,000 shares at an average purchase price of $28.81 per share.

PSB Holdings, Inc. (OTCBB:PSBQ.OB), is the parent company of Peoples. Peoples is headquartered in Wausau, Wisconsin with eight retail locations serving north central Wisconsin in Marathon, Oneida, and Vilas counties.  In addition to traditional retail and commercial banking products, Peoples provides retail investments and insurance annuities, retirement planning, commercial treasury management services, and long-term fixed rate residential mortgages.

Forward Looking Statements

Certain matters discussed in this news release, including those relating to the growth of PSB, its profits, and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release.  Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions described under “Forward - Looking Statements” in Item 1 and “Risk Factors” in Item 1A of PSB’s Form 10-K for the year ended December 31, 2006.  PSB assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PSB Holdings, Inc.
Quarterly Financial Summary
(dollars in thousands, except per share data)
		Quarter ended – Unaudited
	September 30,	June 30,	March 31,	December 31,	September 30,
Earnings and dividends:	2007	2007	2007	2006	2006

Net income	$ 1,021	$ 1,008	$ 799	$ 873	$ 965
Basic earnings per share(3)	$ 0.66	$ 0.64	$ 0.50	$ 0.55	$ 0.60
Diluted earnings per share(3)	$ 0.66	$ 0.64	$ 0.50	$ 0.54	$ 0.60
Dividends declared per share(3)	$ –	$ 0.33	$ –	$ 0.32	$ –
Net book value per share	$ 22.90	$ 21.83	$ 22.14	$ 21.67	$ 21.42
Semi-annual dividend payout ratio	n/a	28.48%	n/a	27.68%	n/a
Average common shares outstanding	1,553,952	1,572,679	1,589,980	1,593,320	1,600,364

Balance sheet – average balances:

Loans receivable, net of allowances	$ 382,474	$ 379,084	$ 372,448	$ 370,256	$ 377,528
Total assets	$ 509,947	$ 496,952	$ 497,349	$ 497,502	$ 503,209
Deposits	$ 395,508	$ 384,984	$ 387,803	$ 388,299	$ 393,093
Stockholders’ equity	$ 34,636	$ 35,135	$ 34,692	$ 34,463	$ 33,363

Performance ratios:

Return on average assets(1)	0.79%	0.81%	0.65%	0.70%	0.76%
Return on avg. stockholders’ equity(1)	11.70%	11.51%	9.34%	10.05%	11.48%
Average tangible stockholders’ equity to
average assets(4)	6.91%	7.11%	7.02%	6.96%	6.79%
Net loan charge-offs to average loans(1)	0.02%	0.00%	-0.01%	0.01%	-0.04%
Nonperforming loans to gross loans	1.13%	0.96%	0.96%	1.14%	1.15%
Allowance for loan loss to gross loans	1.25%	1.21%	1.22%	1.20%	1.17%
Net interest rate margin(1)(2)	3.05%	3.22%	3.13%	3.06%	2.99%
Net interest rate spread(1)(2)	2.53%	2.67%	2.62%	2.52%	2.47%
Service fee revenue as a percent of
average demand deposits(1)	2.75%	2.61%	2.57%	2.39%	2.71%
Noninterest income as a percent
of gross revenue	10.37%	11.34%	9.94%	10.25%	10.85%
Efficiency ratio(2)	62.27%	63.51%	69.32%	65.68%	62.28%
Noninterest expenses to avg. assets(1)	2.24%	2.44%	2.51%	2.34%	2.19%

Stock price information:

High	$ 29.00	$ 29.25	$ 30.35	$ 30.75	$ 32.65
Low	$ 27.10	$ 27.00	$ 28.00	$ 30.15	$ 30.00
Market value at quarter-end	$ 27.10	$ 27.75	$ 28.50	$ 30.25	$ 30.35

(1)Annualized

(2)The yield on tax-exempt loans and securities is computed on a tax-equivalent basis.

(3)Due to rounding, cumulative quarterly per share performance may not equal annual per share totals.

(4)Tangible stockholders' equity excludes the impact of cumulative other comprehensive income (loss).

PSB Holdings, Inc.
Consolidated Statements of Income
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollars in thousands, except per share data – unaudited)	2007	2006	2007	2006

Interest and dividend income:
Loans, including fees	$ 6,918	$ 6,521	$ 20,348	$ 19,053
Securities:
Taxable	642	641	1,860	1,893
Tax-exempt	325	266	952	769
Other interest and dividends	128	68	296	226

Total interest and dividend income	8,013	7,496	23,456	21,941

Interest expense:
Deposits	3,619	3,275	10,432	9,297
FHLB advances	656	660	1,845	1,817
Other borrowings	128	52	352	143
Junior subordinated debentures	113	113	340	340

Total interest expense	4,516	4,100	12,969	11,597

Net interest income	3,497	3,396	10,487	10,344
Provision for loan losses	120	120	360	375

Net interest income after provision for loan losses	3,377	3,276	10,127	9,969

Noninterest income:
Service fees	339	380	970	1,033
Mortgage banking	215	198	664	631
Investment and insurance sales commissions	141	118	471	398
Net loss on sale of securities	–	(472)	–	(472)
Increase in cash surrender value of life insurance	67	53	193	144
Change in fair value of interest rate swap	–	135	32	(167)
Gain on sale of land held for branching	–	389	–	389
Other noninterest income	165	111	439	455

Total noninterest income	927	912	2,769	2,411

Noninterest expense:
Salaries and employee benefits	1,648	1,642	5,159	5,248
Occupancy and facilities	455	449	1,423	1,374
Data processing and other office operations	187	180	607	561
Advertising and promotion	96	63	249	185
Other noninterest expenses	489	450	1,543	1,402

Total noninterest expense	2,875	2,784	8,981	8,770

Income before provision for income taxes	1,429	1,404	3,915	3,610
Provision for income taxes	408	439	1,087	1,056

Net income	$ 1,021	$ 965	$ 2,828	$ 2,554
Basic earnings per share	$ 0.66	$ 0.60	$ 1.80	$ 1.54
Diluted earnings per share	$ 0.66	$ 0.60	$ 1.79	$ 1.53

PSB Holdings, Inc.
Consolidated Balance Sheets
September 30, 2007 unaudited, December 31, 2006 derived from audited financial statements

(dollars in thousands, except per share data – unaudited)	2007	2006
Assets

Cash and due from banks	$ 7,336	$ 14,738
Interest-bearing deposits and money market funds	3,214	1,048
Federal funds sold	4,059	9,756

Cash and cash equivalents	14,609	25,542

Securities available for sale (at fair value)	90,550	80,009
Loans held for sale	581	1,001
Loans receivable, net of allowance for loan losses	380,518	369,749
Accrued interest receivable	2,793	2,464
Foreclosed assets	378	464
Premises and equipment, net	11,217	11,469
Mortgage servicing rights, net	887	908
Federal Home Loan Bank stock (at cost)	3,017	3,017
Cash surrender value of bank-owned life insurance	6,872	5,900
Other assets	1,762	1,317

TOTAL ASSETS	$ 513,184	$ 501,840

Liabilities

Non-interest-bearing deposits	$ 48,805	$ 55,083
Interest-bearing deposits	351,316	336,332

Total deposits	400,121	391,415

Federal Home Loan Bank advances	56,000	60,000
Other borrowings	9,859	3,995
Junior subordinated debentures	7,732	7,732
Accrued expenses and other liabilities	4,100	4,251

Total liabilities	477,812	467,393

Stockholders' equity

Common stock - no par value with a stated value of $1 per share:
Authorized – 3,000,000 shares
Issued – 1,887,179 shares	1,887	1,887
Additional paid-in capital	9,496	9,645
Retained earnings	33,280	30,967
Accumulated other comprehensive loss	(14)	(105)
Treasury stock, at cost – 342,468 and 297,223 shares, respectively	(9,277)	(7,947)

Total stockholders’ equity	35,372	34,447

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 513,184	$ 501,840

PSB Holdings, Inc.
Average Balances and Interest Rates
Quarter Ended September 30,

	2007			2006
	Avg. Bal.	Interest	Yield/Rate	Avg. Bal.	Interest	Yield/Rate
Assets
Interest-earning assets:
Loans(1)(2)	$ 387,242	$ 6,944	7.11%	$ 381,814	$ 6,546	6.80%
Taxable securities	49,860	642	5.11%	57,195	641	4.45%
Tax-exempt securities(2)	32,631	492	5.98%	26,580	403	6.02%
FHLB stock	3,017	21	2.76%	3,017	24	3.16%
Other	8,019	107	5.29%	3,728	44	4.68%

Total(2)	480,769	8,206	6.77%	472,334	7,658	6.43%

Non-interest-earning assets:
Cash and due from banks	9,763			11,529
Premises and equipment, net	11,250			11,787
Cash surrender value ins.	6,831			5,516
Other assets	6,102			6,329
Allowance for loan losses	(4,768)			(4,286)

Total	$ 509,947			$ 503,209

Liabilities & stockholders’ equity
Interest-bearing liabilities:
Savings and demand deposits	$ 81,591	$ 633	3.08%	$ 73,617	$ 521	2.81%
Money market deposits	72,996	658	3.58%	65,107	537	3.27%
Time deposits	192,017	2,328	4.81%	198,729	2,217	4.43%
FHLB borrowings	56,261	656	4.63%	60,000	660	4.36%
Other borrowings	11,550	128	4.40%	5,133	52	4.02%
Junior subordinated debentures	7,732	113	5.80%	7,732	113	5.80%

Total	422,147	4,516	4.24%	410,318	4,100	3.96%

Non-interest-bearing liabilities:
Demand deposits	48,904			55,640
Other liabilities	4,260			3,888
Stockholders’ equity	34,636			33,363

Total	$ 509,947			$ 503,209

Net interest income		$ 3,690			$ 3,558
Rate spread			2.53%			2.47%
Net yield on interest-earning assets			3.05%			2.99%

(1)Nonaccrual loans are included in the daily average loan balances outstanding.

(2)The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.

PSB Holdings, Inc.
Average Balances and Interest Rates
Nine Months Ended September 30,

	2007			2006
	Avg. Bal.	Interest	Yield/Rate	Avg. Bal.	Interest	Yield/Rate
Assets
Interest-earning assets:
Loans(1)(2)	$ 382,725	$ 20,426	7.14%	$ 382,593	$ 19,119	6.68%
Taxable securities	49,038	1,860	5.07%	57,536	1,893	4.40%
Tax-exempt securities(2)	31,931	1,442	6.04%	25,723	1,165	6.06%
FHLB stock	3,017	64	2.84%	3,017	66	2.92%
Other	5,859	232	5.29%	4,634	160	4.62%

Total(2)	472,570	24,024	6.80%	473,503	22,403	6.33%

Non-interest-earning assets:
Cash and due from banks	10,115			11,290
Premises and equipment, net	11,358			12,235
Cash surrender value ins.	6,658			5,071
Other assets	5,567			5,871
Allowance for loan losses	(4,656)			(4,263)

Total	$ 501,612			$ 503,707

Liabilities & stockholders’ equity
Interest-bearing liabilities:
Savings and demand deposits	$ 81,995	$ 1,869	3.05%	$ 79,899	$ 1,658	2.77%
Money market deposits	69,473	1,802	3.47%	65,899	1,460	2.96%
Time deposits	189,012	6,761	4.78%	195,454	6,179	4.23%
FHLB borrowings	54,876	1,845	4.50%	56,850	1,817	4.27%
Other borrowings	10,524	352	4.47%	5,196	143	3.68%
Junior subordinated debentures	7,732	340	5.88%	7,732	340	5.88%

Total	413,612	12,969	4.19%	411,030	11,597	3.77%

Non-interest-bearing liabilities:
Demand deposits	49,058			54,024
Other liabilities	4,044			3,572
Stockholders’ equity	34,898			35,081

Total	$ 501,612			$ 503,707

Net interest income		$ 11,055			$ 10,806
Rate spread			2.61%			2.56%
Net yield on interest-earning assets			3.13%			3.05%

(1)Nonaccrual loans are included in the daily average loan balances outstanding.

(2)The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.